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                                                                    EXHIBIT 99.1

                         ASSISTED LIVING CONCEPTS, INC.

                      EMERGENCE FROM CHAPTER 11 BANKRUPTCY

        PORTLAND, OREGON, JANUARY 4, 2002 - Assisted Living Concepts, Inc., a national provider of assisted living services, announced today that the First Amended Joint Plan of Reorganization (the "Plan") of the Company and its wholly owned subsidiary, Carriage House Assisted Living, Inc. ("Carriage House" and together with the Company, the "Debtors") became effective on January 1, 2002 (the "Effective Date") and that the Debtors emerged from protection under Chapter 11 of the United States Bankruptcy Code.

        The Plan confirmed by the United States Bankruptcy Court for the District of Delaware in Wilmington authorized the issuance as of the Effective Date (subject to the Reserve described below) of $40.25 million aggregate principal amount of seven-year secured notes (the "New Senior Secured Notes"), bearing interest at 10% per annum, payable semi-annually in arrears, and $15.25 million aggregate principal amount of ten-year secured notes (the "New Junior Secured Notes" and collectively with the New Senior Secured Notes, the "New Notes"), bearing interest payable in additional New Junior Secured Notes for three years at 8% per annum and thereafter payable in cash at 12% per annum, payable semi-annually in arrears, and (c) 6,500,000 shares of new common stock, par value $0.01 (the "New Common Stock") of the reorganized Company.

        The Company expects its shares of New Common Stock to be quoted on the OTC Bulletin Board on or about January 7, 2002 under the symbol "ASLC" and the New Notes to be quoted over the counter.

        At the Effective Date, the new Board of Directors of the reorganized Company consists of seven members as follows: Leonard Tannenbaum, Andre Dimitriadis, W. Andrew Adams (Chairman), Matthew Patrick, Mark Holliday, Richard Ladd and Wm. James Nicol, the Chief Executive Officer of the Company.

        The Company held back from the initial issuance of New Common Stock and New Notes on the Effective Date, $440,178 of New Senior Secured Notes, $166,775 of New Junior Secured Notes and 68,241 shares of New Common Stock (collectively, the "Reserve") to be issued to holders of Allowed Class 4 Claims at a later date. The total amount of, and the identities of the holders of, the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Allowed Class 4 Claims are Disputed Claims (as defined in the Plan) or because those claims were not made by their holders prior to December 19, 2001, the cutoff date for calculating the Reserve (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims and the identities of the holders of those claims have been determined, the shares of New Common Stock and the New Notes held in the Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims.

        If the Reserve is insufficient to cover Allowed Class 4 Claims allowed after the Cutoff Date, the Company and its subsidiaries will have no further liability with respect to those Allowed Class 4 Claims and the holders of those claims will receive proportionately lower distributions of shares of New Common Stock and New Notes than the holders of Allowed Class 4 Claims allowed prior to the Effective Date. If the Reserve exceeds the distributions necessary to cover Allowed Class 4 Claims allowed after the Effective Date, the additional securities remaining in the Reserve will be distributed among all holders of Allowed Class 4 Claims so as to ensure that each holder of an Allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock and the New Notes. In this case, the holders of

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        Allowed Class 4 Claims allowed prior to the Effective Date will receive distributions of securities both on the Effective Date and on the subsequent distribution date.

        Holders of the Company's old common stock and old debentures who hold those securities in certificated form will receive a letter of transmittal from American Stock Transfer & Trust Company, the Company's disbursing agent. This letter must be completed and returned with the certificated securities in order for a holder to receive the shares of the New Common Stock and/or New Notes, as applicable, to which that holder is entitled under the Plan.

        Holders of the Company's old common stock and old debentures who hold their securities in book-entry form through The Depositary Trust Company ("DTC") will receive shares of New Common Stock and/or New Notes, as applicable, in book entry form through DTC once DTC has surrendered the old common stock and old debentures held through DTC.

        This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including, but not limited to the Company's ability to have its new common stock quoted on the over-the-counter bulletin board, and other risks and uncertainties contained in the Company's filings with the Securities Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

        CONTACT INFORMATION:

        Wm. James Nicol, President and Chief Executive Officer
        (503) 252-6233

        Drew Q. Miller, Senior Vice President, Chief Financial Officer and
           Treasurer
        (503) 408-5293